UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2011

AMERICAN LITHIUM MINERALS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132648	71-1049972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 King St. West, Suite 3650 Toronto, Ontario, Canada	M5X 1A9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 416.214.5640

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On August 19, 2011 American Lithium Minerals Inc. ( “we”, “us”, “our”) entered into a letter of agreement (the “Investment Agreement”) with BG Capital Group Ltd. pursuant to which we agreed to issue to Look Back Investments, Inc., the designee of BG Capital, a secured convertible debenture in consideration of minimum aggregate debt financing of $500,000. BG Capital or any designee of BG Capital may invest up to 4 additional installments of $500,000 ($2,000,000 in the aggregate) at its discretion before August 17, 2016 on the same terms and conditions as the initial installment. The debenture shall bear interest at 11% per annum with unpaid principal and accumulated interest due and payable by August 17, 2016. All or any portion of the debenture and accumulated interest shall be repayable at any time prior to maturity without penalty and shall be secured by a first charge against the Company’s Borate Hills property, subject to the existing rights of the Company’s joint venture partner in the property. In addition, all or a portion of the debenture shall be convertible into common shares of the Company at a conversion price equal to 50% of the average closing price of the Company’s common stock during the five trading days following any notice of conversion.

BG Capital shall be entitled to receive a $50,000 work fee upon delivery of each $500,000 financing installment. We have also agreed to appoint the designee of BG Capital Group, Mr. Craig Thomas, as a director on our board of directors upon closing of the $500,000 installment.

To date, we have received initial funding of $286,000 in respect of the Investment Agreement with an additional $136,000 to follow upon closing and issuance of the debenture.

Item 9.01	Financial Statements and Exhibits.

10.1	Investment Agreement with BG Capital Group Ltd. dated August 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LITHIUM MINERALS INC.

/s/ Hugh Aird
Hugh Aird
Chairman, CEO and CFO
Date: August 25, 2011